Exhibit 99.1

Span-America Reports Second Quarter Fiscal 2017 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 4, 2017--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the second fiscal quarter ended April 1, 2017. Net sales for the second quarter of fiscal 2017 were up 3% to $15.2 million compared with $14.9 million in the second quarter of fiscal 2016. Net income for the second quarter of fiscal 2017 rose 126% to $1.7 million compared with $758,000 in the second quarter of fiscal 2016 and benefited from a higher sales volume in the medical segment, a more profitable sales mix and a $732,000 non-recurring, after-tax gain (approximately $0.26 per diluted share) from life insurance proceeds. Net income per diluted share rose 121% to $0.62 in the second quarter of fiscal 2017 compared with $0.28 in the second quarter of fiscal 2016.

Second Quarter Results

Sales for the second quarter of fiscal 2017 were $15.2 million compared with $14.9 million in the second quarter of fiscal 2016. The sales increase came entirely from our medical segment and was partly offset by a sales decline in our custom products segment. Sales in the medical segment increased by 18% to $12.9 million compared with $11.0 million in the second quarter last year. Sales in the custom products segment were down by 41% to $2.3 million in the second quarter of this year compared with $3.9 million in the second quarter last year. Operating income increased by 21% to $1.4 million in the second quarter this year compared with $1.2 million in the same quarter last year due to higher sales volume in the medical segment and a more profitable sales mix during the second quarter of fiscal 2017 compared with the same quarter last year.

Net income for the second quarter of fiscal 2017 increased by 126% to $1.7 million compared with $758,000 in the second quarter of last year. Results for the second quarter of fiscal 2017 included a $732,000 non-recurring, after-tax gain (approximately $0.26 per diluted share) from life insurance proceeds. There was no comparable gain in the prior year. Earnings per share increased 121% in the second quarter to $0.62 per diluted share compared with $0.28 per diluted share in the second quarter last year. The increases in net income and earnings per share were the result of higher sales volume in the medical segment, a more profitable sales mix and the non-recurring gain from life insurance proceeds.

Medical Segment – Total medical sales were $12.9 million in the second quarter of fiscal 2017, an 18% increase compared with $11.0 million in the second quarter last year. The increase in medical sales came primarily from our medical beds and therapeutic support surface product lines. Span-Canada sales increased by 59% to $3.6 million in the second quarter of fiscal 2017 compared with $2.3 million in the same quarter last year. Span-Canada benefited from higher sales volume related to the provincial budget year-end in March. Second quarter sales also included several significant orders from our traditional long-term care customer base as well as from our customers in the government and export markets.

Sales of pressure management product lines increased by 7% to $9.3 million compared with $8.7 million in the second quarter last year. Sales of therapeutic support surfaces increased by 7% to $6.7 million compared with $6.3 million in the second quarter last year. Sales of all other pressure management product lines as a group increased by 7% to $2.6 million in the second quarter of fiscal 2017 compared with $2.4 million in the second quarter of fiscal 2016. Sales were up in all of our major pressure management product lines in the second quarter except Selan®, which decreased by 3%.

Custom Products Segment – Total custom products sales were down by 41% to $2.3 million in the second quarter of fiscal 2017 compared with $3.9 million in the second quarter of fiscal 2016. Consumer bedding sales make up the larger part of the custom products segment and were down by 57% to $1.3 million in the second quarter of fiscal 2017 compared with $2.9 million in the second quarter of fiscal 2016. The decrease in consumer sales in the second quarter was due entirely to the loss of our consumer business with Sinomax, which we announced in April 2016, following Sinomax’s decision to in-source the manufacturing of these products after opening its first manufacturing facility located in the U.S. Sales to Sinomax were approximately $1.9 million in the second quarter of last fiscal year.

Sales from our industrial product lines, included within the custom products segment, increased by 6% to $1.0 million in the second quarter of fiscal 2017 compared with $977,000 in the same quarter last year. Most of our industrial sales growth in the second quarter came from customers in the packaging market.

Earnings – Total gross profit level increased 13% to $5.9 million compared with $5.2 million in the second quarter last year. The gross margin percentage also increased to 38.5% compared with 34.9% in the same quarter last year. The increases in gross profit level and margin were the result of a large shift in sales mix to the higher-margin medical segment from the custom products segment due to strong growth in medical sales combined with a decrease in consumer sales.

Selling and marketing expenses increased by 4% to $2.7 million compared with $2.6 million in the second quarter of 2016. R&D expenses increased by 3% to $283,000 due to normal quarter-to-quarter fluctuations in our product development costs in the medical segment. Administrative expenses increased by 27% to $1.4 million due to higher professional fees (approximately $114,000) associated with the recently announced proposed acquisition of Span-America by Savaria Corporation.

Operating income rose 21% in the second quarter of fiscal 2017 to $1.4 million compared with $1.2 million in the same quarter last year and benefited from higher sales volume in the medical segment and a more profitable sales mix during the second quarter of fiscal 2017 compared with the same quarter last year.

Net non-operating income rose to $737,000 in the second quarter of fiscal 2017 compared with a net non-operating loss of $53,000 in the second quarter of fiscal 2016. As previously announced on February 2, 2017, the Company realized a gain of $732,000 from life insurance proceeds as a result of the death of Span-America founder and former CEO, Don Spann. The gain from the insurance proceeds contributed approximately $0.26 per diluted share after taxes to second quarter earnings.

Net income for the second quarter increased by 126% to $1.7 million compared with $758,000 in the second quarter last year. Earnings per diluted share rose 121% to $0.62 in the second quarter of fiscal 2017 compared with $0.28 in the second quarter of fiscal 2016. The increases in net income and earnings per share were the result of higher sales volume in the medical segment, a more profitable sales mix and the non-recurring gain from life insurance proceeds. Excluding the gain from life insurance proceeds, diluted earnings per share for the second quarter of fiscal 2017 would have been $0.35 per share, a 25% increase compared with $0.28 per share in the second quarter of fiscal 2016.

Year-to-Date Results

For the first half of fiscal 2017, total sales were down 16% to $30.4 million compared with $36.3 million in fiscal 2016. The decrease in sales came entirely from the custom products segment and was caused by two events. First, we had a $6.1 million seasonal promotion of consumer products that took place in the first half of fiscal 2016 and was not repeated in the first half of fiscal 2017. Second, we lost our consumer business with Sinomax, as announced in April 2016 and described above, following Sinomax’s decision to in-source the manufacturing of these products after opening its first manufacturing facility located in the U.S. last year.

First half fiscal 2017 sales in the medical segment increased by 14% to $25.4 million compared with $22.4 million in the first half of fiscal 2016. Most of the year-to-date increase in medical sales came from Span-Canada, where sales of our medical beds and related products were up 35% to $6.7 million compared with $5.0 million in the first half of fiscal 2016. Sales within our pressure management product lines increased by 8% during the first half of fiscal 2017 to $18.8 million compared with $17.4 million in the first half of fiscal 2016. Within this product group, sales of therapeutic support surfaces increased by 10%, and sales of all other pressure management product lines increased by 3%.

Custom products sales decreased by 64% in the first half of fiscal 2017 to $5.0 million compared with $13.9 million in the first half of fiscal 2016. Consumer sales decreased 76% in the first half of fiscal 2017 to $2.9 million compared with $12.1 million in the same period of fiscal 2016. The decrease in consumer sales came entirely from the loss of the Sinomax business and the seasonal promotion as described above. Sales of our industrial products, included in the custom products segment, were up 11% to $2.1 million in the first half of fiscal 2017 compared with $1.9 million in the first half of fiscal 2016.

Operating income for the first half of fiscal 2017 increased by 3% to $2.8 million compared with $2.7 million in the first half of fiscal 2016. The increase was the result of higher medical sales volume and a more profitable sales mix during the first half of fiscal 2017 compared with the same period in fiscal 2016.

Net non-operating income rose to $771,000 in the first half of fiscal 2017 compared with $55,000 in the first half of fiscal 2016. The increase was due primarily to the gain from life insurance proceeds of $732,000, or approximately $0.26 per diluted share after taxes.

Net income for the first half of fiscal 2017 rose by 41% to $2.7 million compared with $1.9 million in the first half of fiscal 2016. Earnings per share increased by 41% to $0.97 per diluted share in the first half of fiscal 2017 compared with $0.69 per diluted share during the same period last year. The increase in earnings for the first half of fiscal 2017 was mainly the result of higher medical sales volume, a more profitable sales mix and the gain from life insurance proceeds.

Acquisition Announcement

As announced on May 1, 2017, Span-America has reached an agreement to be acquired by Savaria Corporation, an Alberta, Canada corporation (“Savaria”) (TSX: SIS). Please see Span-America’s current report on Form 8-K dated May 1, 2017 and filed with the SEC on May 1, 2017 for more information about this proposed transaction.

Due to the Agreement to be Acquired by Savaria Corporation, Span-America Will Not Conduct an Investor Call on May 5, 2017.

Span-America will not be hosting an investor conference call and webcast related to the announcement of second quarter financial results due to its entry into the agreement to be acquired by Savaria Corporation. Investors may find a detailed report of the company’s second quarter and year-to-date financial results in the tables below.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. We also supply custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, please visit www.spanamerica.com.

Important additional information will be filed with the U.S. Securities and Exchange Commission

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell shares of Span-America stock. Savaria has not yet commenced the tender offer for shares of Span-America stock described in this announcement. Upon commencement of the tender offer, Savaria will file with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Span-America will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information about Savaria, Span-America, the transaction, and related matters. Investors and security holders are urged to read each of these documents carefully when they are available. Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by Savaria and Span-America through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain these documents by contacting the information agent named in the tender offer materials.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and Span-America’s future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements are statements that do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Examples of such statements in this press release include without limitation statements regarding the planned completion of the tender offer and the merger described above. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (a) uncertainties as to the percentage of Span-America’s stockholders tendering their shares in the tender offer, (b) the possibility that competing offers will be made, (c) the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit or delay the consummation of the merger, (d) the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, vendors and other business partners, (e) the risk that stockholder or other litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability, (f) the inability to achieve anticipated sales growth in the medical and custom products segments, (g) the possibility of a loss of a key customer or distributor for our products, (h) risks related to international operations and foreign currency exchange associated with Span-America’s Canadian subsidiary, (i) the possibility of having material uncollectible receivables from one or more key customers or distributors, (j) the potential for volatile pricing conditions in the market for polyurethane foam, (k) raw material cost increases, (l) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (m) the potential for lost sales due to competition from low-cost foreign imports, (n) changes in relationships with large customers or key suppliers, (o) uncertainty about whether or not we will be awarded or continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (p) the impact of competitive products and pricing, (q) government reimbursement changes in the medical market, (r) FDA and Health Canada regulation of medical device manufacturing, and (s) other risk factors detailed in Span-America’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 and other filings with the SEC, which can be found at the SEC’s website www.sec.gov.

We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	April 1,	April 2,		April 1,	April 2,
	2017	2016	% Chg.	2017	2016	% Chg.

Net sales	$15,225,876	$14,852,629	3%	$30,448,505	$36,304,811	-16%
Cost of goods sold	9,365,049	9,661,793	-3%	19,021,175	25,630,674	-26%
Gross profit	5,860,827	5,190,836	13%	11,427,330	10,674,137	7%
	38.5%	34.9%		37.5%	29.4%

Selling and marketing expenses	2,729,712	2,618,800	4%	5,363,018	5,146,132	4%
Research and development expenses	282,551	275,220	3%	538,381	569,164	-5%
General and administrative expenses	1,445,499	1,136,626	27%	2,731,626	2,242,196	22%
	4,457,762	4,030,646	11%	8,633,025	7,957,492	8%

Operating income	1,403,065	1,160,190	21%	2,794,305	2,716,645	3%
	9.2%	7.8%		9.2%	7.5%
Non-operating income (expense):
Foreign currency (loss) gain	(7,066)	(49,917)	86%	28,093	67,435	-58%
Interest expense	-	(60)	100%	-	(5,144)	100%
Gain from insurance policies	731,623	-	n/a	731,623	-	n/a
Other	12,853	(3,464)	471%	11,346	(7,435)	253%
Net non-operating income (expense)	737,410	(53,441)	1480%	771,062	54,856	1306%

Income before income taxes	2,140,475	1,106,749	93%	3,565,367	2,771,501	29%

Income taxes	427,000	349,000	22%	889,000	871,000	2%
Net income	$1,713,475	$757,749	126%	$2,676,367	$1,900,501	41%
	11.3%	5.1%		8.8%	5.2%

Net income per common share:
Basic	$0.62	$0.28	121%	$0.97	$0.70	39%
Diluted	0.62	0.28	121%	0.97	0.69	41%

Dividends per common share	$0.16	$0.16	0%	$0.32	$0.32	0%

Weighted average shares outstanding:
Basic	2,755,625	2,728,633	1%	2,755,625	2,727,380	1%
Diluted	2,774,408	2,755,109	1%	2,772,477	2,753,490	1%

Supplemental data:
Depreciation expense	$185,691	$220,808	-16%	$365,684	$427,689	-14%
Amortization expense	78,797	78,659	0%	159,126	158,733	0%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	April 1,	October 1,
	2017	2016
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$7,273,691	$3,752,945
Accounts receivable, net of allowances	7,434,230	8,079,500
Inventories	7,370,775	7,437,442
Deferred income taxes	-	459,159
Prepaid expenses	1,482,097	879,108
Total current assets	23,560,793	20,608,154

Property and equipment, net	4,058,844	4,116,070
Goodwill	3,909,945	3,937,676
Intangibles, net	1,862,297	1,989,899
Other assets	266,026	2,909,740
Deferred tax asset	242,000	-
	$33,899,905	$33,561,539

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,497,838	$2,410,376
Accrued and sundry liabilities	2,436,472	3,583,457
Total current liabilities	4,934,310	5,993,833

Deferred tax liability	48,873	266,715
Deferred compensation	245,174	289,394
Total long-term liabilities	294,047	556,109

Total liabilities	5,228,357	6,549,942

Shareholders' equity:
Common stock, no par value, 20,000,000 shares
authorized; issued and outstanding shares 2,755,625
April 1, 2017 and October 1, 2016	373,803	373,803
Additional paid-in capital	6,025	6,025
Retained earnings	30,928,313	29,133,746
Accumulated other comprehensive loss	(2,636,593)	(2,501,977)
Total shareholders' equity	28,671,548	27,011,597

	$33,899,905	$33,561,539

Note: The Balance Sheet at October 1, 2016 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer